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                                                                      Exhibit 11

                        Horace Mann Educators Corporation
                       Computation of Net Income per Share
              For the Years Ended December 31, 2002, 2001 and 2000
                  (Amounts in thousands, except per share data)

                                                     Year Ended December 31,
                                                   ---------------------------
                                                     2002      2001      2000
                                                   -------   -------   -------

Basic - assumes no dilution:

Net income for the period                          $11,333   $25,587   $20,841
                                                   -------   -------   -------

Weighted average number of common
   shares outstanding during the period             40,941    40,617    40,782
                                                   -------   -------   -------
Net income per share - basic                       $  0.28   $  0.63   $  0.51
                                                   =======   =======   =======

Diluted - assumes full dilution:

Net income for the period                          $11,333   $25,587   $20,841
                                                   -------   -------   -------

Weighted average number of common
   shares outstanding during the period             40,941    40,617    40,782
Weighted average number of common
   equivalent shares to reflect the dilutive
   effect of common stock equivalent securities:
      Stock options                                     87       125        62
      Common stock units related to Deferred
         Equity Compensation Plan for Directors        140       121       114
      Common stock units related to Deferred
         Compensation Plan for Employees                31        14         9
                                                   -------   -------   -------

Total common and common equivalent
   shares adjusted to calculate diluted
   earnings per share                               41,199    40,877    40,967
                                                   -------   -------   -------

Net income per share - diluted                     $  0.28   $  0.63   $  0.51
                                                   =======   =======   =======

Percentage of dilution compared to
   basic net income per share                          0.0%      0.0%      0.0%